Exhibit 4.59

NEWLEAD HOLDINGS LTD.

CERTIFICATE OF DESIGNATIONS OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

SERIES B PREFERENCE SHARES

The undersigned, Michail Zolotas and Eleni (Lena) Despotopoulou, hereby certify that:

1.     They are the Chief Executive Officer and Chief Financial Officer, respectively, of NewLead Holdings Ltd., a Bermuda company (the "Company").

2.     The Company is authorized to issue 500 million Preference shares, of which 7,000 are designated as Series A-1 Preference Shares (the "Series A-1 Preference Shares"), of which none are issued and outstanding as of the date hereof.

3.     The following resolutions were duly adopted by the board of directors of the Company (the "Board"):

WHEREAS, the authorized share capital of the Company includes 500 million preference shares of $0.01 par value per share (the "Preference Shares") and the bye-laws of the Company provide that the board may issue the Preference Shares from time to time in one or more series;

WHEREAS, the Board is authorized to fix the dividend rights, dividend rate, voting rights, conversion rights, rights and terms of redemption and liquidation preferences of any wholly unissued series of Preference Shares and the number of shares constituting any Series B and the designation thereof, of any of them;

WHEREAS, it is the desire of the Board, pursuant to its authority as aforesaid and as set forth in this Certificate of Designations of Preferences, Rights and Limitations of Series B Preference Shares, to designate the rights, preferences, restrictions and other matters relating to the Series B Preference Shares, which will consist of up to 100,000 Preference Shares which the Company has the authority to issue, as set out below;

NOW, THEREFORE, BE IT RESOLVED, that the Board does hereby provide for the issuance of a series of Preference Shares for cash or exchange of other securities, rights or property and does hereby fix and determine the rights, preferences, restrictions and other matters relating to such series of Preference Shares as follows:

I.     Terms of Preference Shares.

A.     Designation and Amount. The series of Preference Shares are hereby designated as the Company's Series B Preference Shares, par value of $0.01 per share (the "Series B Preference Shares"), which Series B Preference Shares may be subject to increase by the Board in accordance with the Company's bye-laws.

B.     Ranking and Voting.

1.     Ranking. The Series B Preference Shares will, with respect to rights upon liquidation, winding-up or dissolution, rank: (a) pari passu with respect to rights of liquidation with the Common Shares and the Series A-1 Preference Shares; and (b) junior to all existing and future indebtedness of the Company.

2.     Voting. Except as required by applicable law or as set forth herein, a holder of Series B Preference Shares will have the right to vote on all matters submitted to Shareholders of the Company and shall be entitled to the number of votes for each Series B Preference Shares owned at the record date for the determination of Shareholders entitled to vote on such matter or, if no such record date is established, at the date such vote is taken or any written consent of Shareholders is solicited, equal to the number of Common Shares such Series B Preference Shares are convertible into at such time (voting as a class with Common Shares), but, when taken in the aggregate with all holders of Series B Preference Shares, all such holders shall not in the aggregate vote in excess of 34.0% of the then outstanding Common Shares as of such record date or at such date a vote is taken or any written consent of Shareholders is solicited, as applicable, and, individually, when aggregated with the Common Shares owned by such individual holder of Series B Preference Shares, shall not individually vote in excess of the Beneficial Ownership Limitation, as defined in paragraph F. 6 below. Except as otherwise required by law, the holders of Series B Preference Shares shall vote together with the holders of Common Shares on all matters and shall not vote as a separate class.

C.     Protective Provision. So long as any Series B Preference Shares are outstanding, the Company will not, without the affirmative approval of the holders of a majority of the Series B Preference Shares then outstanding (voting separately as one class), alter or change adversely the rights given to the Series B Preference Shares or alter or amend this Certificate of Designations.

D.     Liquidation.

1.     Upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, after payment or provision for payment of debts and other liabilities of the Company, pari passu with any distribution or payment made to the holders of Series B Preference Shares and Common Shares by reason of their ownership thereof, the holders of Series B Preference Shares will be entitled to be paid out of the assets of the Company available for distribution to its Shareholders an amount with respect to each Series B Preference Share equal to United States Dollars one thousand (USD1,000.00) ("Series B Face Value"), (the "Series B Liquidation Value"). If, upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the amounts payable with respect to the Series B Preference Shares are not paid in full, the holders of Series B Preference Shares will share equally and ratably with the holders of Series B Preference Shares and Common Shares in any distribution of assets of the Company in proportion to the liquidation preference to which each such holder is entitled.

2.     If, upon any liquidation, dissolution or winding up of the Company, the assets of the Company will be insufficient to make payment in full to all holders of Series B Preference Shares, then such assets will be distributed among the holders of Series B Preference Shares at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

E.     Redemption.

1.     Company's Redemption Option. The Company will have the right, in its sole discretion and option, to redeem all or a portion of the Series B Preference Shares, at a price per share equal to 100% of the Series B Liquidation Value.

2.     Mechanics of Redemption. If the Company elects to redeem any of Series B Preference Shares then outstanding, it will deliver written notice thereof via facsimile and overnight courier ("Notice of Redemption at Option of Company") to each holder of Series B Preference Shares, which Notice of Redemption at Option of Company will indicate (a) the number of Series B Preference Shares that the Company is electing to redeem and (b) the applicable Series B Liquidation Value.

3.     Payment of Redemption Price. Upon receipt by any holder of Series B Preference Shares of a Notice of Redemption at Option of the Company, such holder will promptly submit to the Company such holder's Series B Preference Share certificates. Upon receipt of such holder's Series B Preference Shares certificates, the Company will pay the Series B Liquidation Value to such holder in cash.

F.     Conversion.

1.      Mechanics of Conversion.

a.     Subject to the terms and conditions hereof, one or more of the Series B Preference Shares may be converted, in part or in whole, into Common Shares, at any time or times after the date of issuance, at the option of the holder of Series B Preference Shares, by delivery of one or more written notices to the Company (each, a "Holder Conversion Notice"), of the holder's election to convert the Series B Preference Shares and stating the number of common shares to which the holder is then entitled. On the same Trading Day on which the Company has received a Conversion Notice by 11:59 a.m. Eastern time, or the following Trading Day if received after such time or on a non-Trading Day, (each, a "Notice Date"), the Company shall transmit by facsimile or electronic mail an acknowledgment of confirmation of receipt of the Holder Conversion Notice and shall either (a) only if Company is not approved through the Depository Trust Corporation (DTC), issue and surrender to a common carrier for overnight delivery to the address as specified in the Holder Conversion Notice, a certificate bearing registered in the name of the Holder or designee, for the number of Conversion Shares to which Holder is then entitled as set forth in the Holder Conversion Notice, or (b) if the Company is approved through DTC, authorize the credit by the Company's transfer agent of such aggregate number of Conversion Shares to which Holder is then entitled, as set forth in the Holder Conversion Notice, to Holder's or its designee's balance account with the DTC Fast Automated Securities Transfer (FAST) Program through its Deposit/Withdrawal at Custodian (DWAC) system, time being of the essence.

b.     No fractional Common Shares are to be issued upon conversion of Series B Preference Shares, but rather if the aggregate issuance would result in the issuance of a fraction of a Common Share, the Company shall round such fraction of a Common Share up to the nearest whole share.

c.     The holder of Series B Preference Shares shall be required to deliver the original certificates for the Series B Preference Shares to conversion hereunder.

d.     Upon receipt of the Common Shares upon conversion, the holder of Series B Preference Shares agrees, with respect to any sales of such Common Shares, to limit its aggregate trading on any single Trading Day to 20% of the daily trading volume for that day.

2.     Holder Conversion. In the event of a conversion of any Series B Preference Shares pursuant to an Holder Conversion Notice, the Company shall issue to the holder of such Series B Preference Shares a number of Conversion Shares equal to (i) the Series B Face Value multiplied by (ii) the number of such Series B Preference Shares subject to the Holder Conversion Notice divided by (iii) the applicable Conversion Price with respect to such Series B Preference Shares.

3.     Conversion Price Adjustment. In the event the Company, shall, at any time following the issuance of the Series B Preference Shares, issue additional Common Shares in a financing transaction the sole purpose of which is to raise capital, at a price per share less than the Conversion Price then in effect, then the Conversion Price upon each such issuance shall be reduced to a price equal to the consideration paid for such additional Common Shares.

4.     Alteration of Share Capital. If the Company at any time on or following the issuance of any Series B Preference Shares, subdivides (by any share split, share dividend, recapitalization or otherwise) or combines (by combination, reverse share split or otherwise) one or more classes of its outstanding Common Shares into a greater or lesser number of shares, the share numbers and prices set forth in this Certificate (including any conversion price adjustments set forth in Section 2, above), as in effect immediately prior to such subdivision or combination, will be proportionately reduced or increased, as applicable, effective as of the close of business on the date such subdivision or combination becomes effective...

5.     Definitions. For purposes of this Section I.F, the following terms shall have the following meanings:

a.     "Conversion Price" means $1.00, subject to adjustment as provided herein.

b.     "Conversion Shares" means Common Shares issuable upon conversion of Series B Preference Shares.

c.     "Trading Day'' means any day on which the Common Shares are traded or quoted on the Trading Market.

d.     "Trading Market" whatever is at the time the principal U.S. trading, quoting exchange or market for the Common Shares. All Trading Market data shall be measured as provided by the appropriate function of the Bloomberg Professional service of Bloomberg Financial Markets or its successor performing similar functions.

6.     Issuance Limitations. Notwithstanding anything to the contrary set forth in this Certificate of Designations, at no time may all or a portion of the Series B Preference Shares be converted if the number of Common Shares to be issued pursuant to such conversion would exceed, when aggregated with all other Common Shares owned by the holder of Series B Preference Shares at such time, the number of Common Shares which would result in such holder beneficially owning (as determined in accordance with Section 13(d) of the 1934 Act and the rules thereunder) more than 4.99% of all of the Common Shares outstanding at such time (the "4.99% Beneficial Ownership Limitation"). For purposes hereof, in determining the number of outstanding Common Shares, the holder of Series B Preference Shares may rely on the number of outstanding Common Shares as reflected in (1) the Company's most recent Form 20-F, Current Report on Form 6-K or other public filing with the Securities and Exchange Commission, as the case may be, (2) a more recent public announcement by the Company or (3) any other notice by the Company setting forth the number of Common Shares outstanding. For any reason at any time, upon the written or oral request of a holder of Series B Preference Shares, the Company shall within three (3) Business Days confirm orally and in writing to such holder the number of Common Shares then outstanding. In any case, the number of outstanding Common Shares shall be determined after giving effect to the conversion or exercise of securities of the Company, including the Series B Preference Shares, held by the holder of Series B Preference Shares and its affiliates since the date as of which such number of outstanding Common Shares was reported, which in any event are convertible or exercisable, as the case may be, into Common Shares within 60 days of such calculation and which are not subject to a limitation on conversion or exercise analogous to the limitation contained herein. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section F.6 to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation

G.     Share Register. The Company will keep at its principal office, or at the offices of the transfer agent, a register of the Series B Preference Shares, which shall be prima facie indicia of ownership of all outstanding Series B Preference Shares. Upon the surrender of any certificate representing Series B Preference Shares at such place, the Company, at the request of the record holder of such certificate, will execute and deliver (at the holder's expense) a new certificate or certificates in exchange therefore representing in the aggregate the number of shares represented by the surrendered certificate. Each such new certificate will be registered in such name and will represent such number of shares as is requested by the holder of the surrendered certificate and will be substantially identical in form to the surrendered certificate.

H.     Transfer. The Series B Preference Shares may not be transferred without the written consent of the Company.

I.     Amendments. Subject to applicable Bermuda law and the Company’s bye-laws, the Company may, without the approval or consent of the holders of the Series B Preference Shares, alter or change adversely the powers, preferences or rights given to the Series B Preference Shares and alter or amend the Certificate of Designations as it deems necessary.

II.     Miscellaneous.

A.     Notices. Any and all notices to the Company will be addressed to the Company's Chief Executive Officer or Chief Financial Officer at the Company's registered place of business at Cumberland House, 9th Floor, 1 Victoria Street, HM 12, Hamilton on file with Bermuda or at the Company’s operating place of business at 83 Akti Miaouli & Flessa Street, 18538 Piraeus, Greece. Any and all notices or other communications or deliveries to be provided by the Company to any holder of Series B Preference Shares hereunder will be in writing and delivered personally, by electronic mail or facsimile, sent by a nationally recognized overnight courier service addressed to each holder of Series B Preference Shares at the facsimile telephone number or address of such holder appearing on the books of the Company, or if no such facsimile telephone number or address appears, at the principal place of business of such holder. Any notice or other communication or deliveries hereunder will be deemed given and effective on the earliest of (1) the date of transmission, if such notice or communication is delivered via electronic mail or facsimile (2) the second business day following the date of mailing, if sent by nationally recognized overnight courier service, or (3) upon actual receipt by the party to whom such notice is required to be given.

B.     Lost or Mutilated Preference Shares Certificate. Upon receipt of evidence reasonably satisfactory to the Company (an affidavit of the registered holder of Series B Preference Shares will be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing Series B Preference Shares, and in the case of any such loss, theft or destruction upon receipt of indemnity reasonably satisfactory to the Company (provided that if the holder of Series B Preference Shares is a financial institution or other institutional investor its own agreement will be satisfactory) or in the case of any such mutilation upon surrender of such certificate, the Company will, at its expense, execute and deliver in lieu of such certificate a new certificate of like kind representing the number of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

C.     Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designations and will not be deemed to limit or affect any of the provisions hereof.

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IN WITNESS WHEREOF, the undersigned have executed this Certificate of Designations this 24 day of November 2015.

Signed: ________________________
Name: ________________________
Title: ________________________

Signed: ________________________
Name: ________________________
Title: ________________________